ASSET PURCHASE AND INTERIM SERVICING AGREEMENT

between

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHARLESTON

(Seller)

and

LOW COUNTRY VENTURES SC, LLC

(Purchaser)

Dated as of October 25, 2011

- i -

Section 7.7.	Exhibits	30
Section 7.8.	Counterparts	30
Section 7.9.	Successors and Assigns	31
Section 7.10.	Effect of Headings	31
Section 7.11.	Other Agreements Superseded; Entire Agreement	31
Section 7.12.	Intention of the Parties	31
Section 7.13.	Costs	31
Section 7.14.	Waiver of Jury Trial	32
Section 7.15.	Waivers	32
Section 7.16.	Survival of the Agreement	32
Section 7.17.	Further Assurances	32

EXHIBITS

Exhibit A-1	INFORMATION FIELDS TO BE INCLUDED ON THE ASSET SCHEDULE

Exhibit A-2	INFORMATION FIELDS TO BE INCLUDED ON THE CURRENT LOAN SCHEDULE

Schedule I	ASSET SCHEDULE

Schedule II	CURRENT LOAN SCHEDULE

Exhibit B	ASSIGNMENT AND CONVEYANCE

Exhibit C	CONTENTS OF LOAN FILE

Exhibit D-1	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO RESIDENTIAL MORTGAGE LOANS

Exhibit D-2	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO ASSETS OTHER THAN RESIDENTIAL MORTGAGE LOANS

Exhibit E	EXCEPTION SCHEDULE

Exhibit F	PURCHASE RATE

Exhibit G	DATA TAPE FIELDS

- ii -

ASSET PURCHASE AND INTERIM SERVICING AGREEMENT

THIS ASSET PURCHASE AND INTERIM SERVICING AGREEMENT (this “Agreement”), dated as of October 25, 2011, is between Low Country Ventures SC, LLC (“Purchaser”) and First Federal Savings and Loan Association of Charleston (“Seller”).

RECITALS:

A.          Seller owns certain Assets (this and other capitalized terms are defined in Article 1) and wishes to sell such Assets; and

B.           Purchaser desires to purchase the Assets; and

C.           Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Purchaser agrees to purchase the Loans, REO Properties (including Mortgaged Properties that may become REO Properties as a result of foreclosure or deed-in-lieu of foreclosure prior to the Closing Date), the Loan Files and the related Servicing Rights, all collectively referred to as the “Assets”.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and other good and valuable consideration, Purchaser and Seller agree as follows:

ARTICLE I

DEFINITIONS

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Accepted Servicing Practices:  The procedures, including prudent collection and loan administration procedures, in accordance with accepted loan servicing practices of prudent lending institutions which service assets of the same type as the Assets in the jurisdictions in which Seller and/or an Asset is located.  Such standard of care shall not be lower than that which Seller customarily employs and exercises in servicing and administering similar loans for its own account and shall be in material compliance with all federal, state and local laws, ordinances, rules and regulations.

Additional Consideration:  The meaning as defined in Section  2.1(c).

Agreement:  This Asset Purchase and Interim Servicing Agreement, including all exhibits, attachments and schedules hereto, and all amendments hereof and supplements hereto.

ALTA:  The American Land Title Association or any successor thereto.

Asset Schedule:  The schedule of Assets to be acquired hereunder, attached as Schedule I, which shall set forth the information described in Exhibit A-1, annexed hereto with respect to each Asset.  Such Asset Schedule shall be in hard copy or “read only” electronic format.  Each Assignment and Conveyance conveying Assets hereunder to a Designated Purchaser shall include the information described in Exhibit A-1 with respect to such Asset.

Assets:  The meaning as defined in the Recitals.

Assignment and Conveyance:  Each agreement with respect to the Assets purchased on the Closing Date, in the form attached hereto as Exhibit B or any one or more of them.

Assignment of Mortgage:  An assignment of mortgage and other recorded Loan Documents, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the transfer of the Loan and the related Mortgage to the assignee named therein.

Business Day:  A day other than (i) a Saturday or Sunday, or (ii) a day on which banking or savings and loan institutions in the State of South Carolina are authorized or obligated by law or executive order to be closed.

Claim Notice:  The meaning as defined in Section 3.5(g)(i).

Closing Date:  With respect to each Asset, the closing of the purchase and sale thereof contemplated hereby shall be either (i) October 27, 2011, or such other date as may be agreed to in writing by Seller and Purchaser, or (ii) with respect to any REO Property subject to a REO Closing Extension, the applicable closing date for such Asset.

Correction Statement:  The meaning as defined in Section 2.5.

Current Loan:  A Loan that is described on Schedule II.

Custodian:  U.S. Bank, its successors and assigns.

Cut-off Date:  August 31, 2011, or such other date as may be agreed to in writing by Seller and Purchaser.

Cut-off Date Principal Balance:  As to each Loan, the unpaid principal balance of such Loan as of the close of business on the Cut-off Date, after deduction and application of all payments of principal due and received by the Cut-off Date, as specified on the Asset Schedule.  As to each REO Property, the unpaid principal balance of the Loan that was secured by the REO Property at the time the Loan converted to real estate owned, as specified on the Asset Schedule.

Damages:  Any and all damages, losses, liabilities, costs and expenses (including expenses of investigation and reasonable fees and expenses of counsel).

Data Tape:  Microsoft Excel spreadsheet delivered by Seller to Purchaser containing detailed summary information concerning the Assets, but only with respect to the columns/fields referred to on Exhibit G, which is current through October 20, 2011, except for the data in column H thereon which is current through the Cut-Off Date.

Deed:  The meaning as defined in Section 2.3(a).

Designated Purchaser:  An entity in which Purchaser, or its affiliates, have a financial interest.

Due Date:  With respect to any Loan, the day of the month on which Monthly Payments on such Loan are due, exclusive of any days of grace.

Escrow Balance:  The amount of Escrow Payments deposited with, held by or required to be held by Seller in connection with any Loan.

Escrow Payments:  The aggregate amount of the escrows for real estate taxes, insurance, private mortgage insurance, and other payments required to be escrowed by the Obligor with the mortgagee with respect to any Loan.

Fannie Mae:  The Federal National Mortgage Association or any successor thereto.

Freddie Mac:  The Federal Home Loan Mortgage Corporation or any successor thereto.

Interest Rate:  With respect to each Loan, the annual rate at which interest accrues on such Loan, which is stated (or calculated in the manner set forth) in the related Note.

Interim Servicing Period:  With respect to the Serviced Loans, the period of time from the Closing Date to the Servicing Transfer Date.

Knowledge:  Actual awareness of a fact or matter.  Seller will be deemed to have Knowledge of a particular fact or matter if any of the following individuals who are serving as an officer of Seller has Knowledge of that fact or matter: R. Wayne Hall, Chief Executive Officer; Blaise B. Bettendorf, Chief Financial Officer; J. Dale Hall, EVP, Chief Banking Officer; Joseph Amy, EVP, Chief Credit Officer; Robert L Davis, EVP and Corporate Counsel; John Golding, EVP, Commercial Banking; Michael Connolly, SVP, Director of Special Assets; Kenneth Clair, SVP, Director of Retail Credit; and Eric Wooten, SVP, Director of Commercial Credit.

Loan:  The loans identified on the Asset Schedule, which identifies each Loan to be purchased by Purchaser on the Closing Date.

Loan Documents:  With respect to any Asset, the loan documents pertaining to such Asset that are specified in Exhibit C attached hereto and any additional mortgage documents pertaining to such Asset actually in the possession of Seller or its designee as of the Closing Date.

Loan File:  With respect to any Asset, a file pertaining to such Asset that contains each of the related documents as set forth on Exhibit C attached hereto.

Mediation Period:  The meaning as defined in Section 2.5.

Monthly Payment:  The scheduled monthly payment of principal and interest on a Loan which is payable by an Obligor from time to time under the related Note.

Mortgage:  With respect to a Loan, the mortgage, deed of trust or other instrument which creates a lien on the fee simple in such real property, including any riders, addenda, assumption agreements or modification relating thereto, which secures the Note.

Mortgaged Property:  With respect to each Loan that is a mortgage loan, the real property securing repayment of the related Note, consisting of a fee simple interest in a single parcel of real property as described in the Data Tape.

Note:  The promissory note or other evidence of the indebtedness of an Obligor.

Obligor:  A borrower, guarantor, or other obligor on a Note.

Permitted Exceptions:  (i) the lien of current real property taxes and assessments not yet due and payable; (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Loan and (A) referred to or otherwise considered in the appraisal made for the originator of the Loan or (B) which do not adversely affect the value of the Mortgaged Property set forth in such appraisal; and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Purchase Price:  The amount determined pursuant to Section 2.1(c).

Purchase Price Allocation:  The meaning as defined in Section 2.1(f).

Purchaser:  The meaning as defined in the preamble.

Related Asset:  With respect to any Loan, (i) any other Loan that is cross-collateralized with such Loan or (ii) any other Loan where any breach of or default under such other Loan is a breach of or default under such Loan, or vice versa.

REO Closing Extension:  The meaning as defined in Section 2.3(e).

REO Property:  The real property listed on the Data Tape and any real estate property that may become owned by Seller prior to the initial Closing Date as a result of a foreclosure of a Loan or acceptance of a deed in lieu of foreclosure with respect to a Loan and as identified on a schedule delivered to Purchaser by Seller not less than ten (10) days prior to the initial Closing Date.

Repurchase Price:  With respect to each Asset, an amount equal to (i)the purchase price for such Asset as shown on the Purchase Price Allocation, less (ii) any principal payments and/or liquidation proceeds received by Purchaser, plus (iii) Purchaser’s reasonable and customary out-of-pocket expenses incurred by Purchaser in transferring and servicing such Asset, including, without limitation, expenses incurred for maintenance and repairs, assessments, taxes and similar items, to the extent not paid out of an escrow account transferred by Seller to Purchaser, and attorney’s fees and expenses incurred by Purchaser in connection with any enforcement procedures or otherwise with respect to such Asset or the transfer of such Asset to Seller or Purchaser.

Seller:  The meaning as defined in the preamble.

Serviced Loans:  Those Loans that will be serviced by Seller during the Interim Servicing Period, which shall consist of (i) those Loans for which an Obligor is entitled to receive a notice of assignment, sale or transfer of servicing rights at least 15 days prior to the date of the loan servicing transfer, and (ii) any Loans that are secured by one- to four-family residential real estate.

Servicing Advances:  All customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by Seller of its servicing obligations, including but not limited to, the cost (including reasonable attorneys’ fees and disbursements), related to (i) the preservation, restoration and protection of any Mortgaged Property or REO Property, (ii) any enforcement or judicial proceedings, including, but not limited to, foreclosures, (iii) the payment of taxes, assessments and any insurance premiums relating to the Mortgaged Property or REO Property and (iv) the management and liquidation of any Mortgaged Property if a Mortgaged Property is acquired in satisfaction of the Mortgage (including default management and similar services, appraisal services and real estate broker services).

Servicing Rights:  Any and all of the following: (a) any and all rights to service the Assets; (b) any payments to or monies received for servicing the Assets; (c) any late fees, penalties or similar payments with respect to the Assets; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights; (e) Escrow Balances, Escrow Payments or other similar payments with respect to the Assets and any amounts actually collected with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Assets or pertaining to the past, present or prospective servicing of the Assets.

Servicing Transfer Date:  The date on which Seller shall discontinue servicing the Assets.  The Servicing Transfer Date (i) with respect to Serviced Loans, shall be the date that is 15 days after the date notice to Obligors is given pursuant to Section 6.2(b)(i), or such other date as mutually agreed upon by Purchaser and Seller, (ii) with respect to all other Loans, shall be the Closing Date, and (iii) with respect to the REO Properties, shall be the Closing Date.

Special Representations:  The meaning as defined in Section 3.5(a).

Third Party Claim:  The meaning as defined in Section 3.5(g)(i).

ARTICLE II

SALE AND CONVEYANCE OF ASSETS;
POSSESSION OF FILES; PAYMENT OF PURCHASE
PRICE; DELIVERY OF LOAN DOCUMENTS

Section 2.1.    Sale and Conveyance of Assets; Possession of Files

(a)           On the Closing Date, Seller shall sell, transfer, assign, set over, and convey to Purchaser, without recourse, but subject to the representations, warranties, terms, covenants and other provisions of this Agreement, and Purchaser shall purchase for the Purchase Price, all the right, title, and interest of Seller in and to the Assets (including all Servicing Rights appurtenant thereto) described in the Asset Schedule.  Notwithstanding the foregoing, it is Purchaser’s intention to assign the right to acquire the Assets to one or more Designated Purchasers.  In such case, Purchaser shall specify to Seller at least five (5) Business Days prior to the Closing Date the name of each Designated Purchaser and the relevant Asset(s) that each Designated Purchaser is acquiring. If Purchaser so designates any Designated Purchaser with respect to any Assets, each reference to “Purchaser” hereunder as it relates to (i) the assignment, acquisition or, if applicable, repurchase of, or title to the Assets (including, but not limited to, the benefit of all representations, warranties, and covenants made by Seller in favor of Purchaser hereunder), (ii) possession or servicing of the Assets or (iii) access to the Assets, shall be deemed to be a reference to the applicable “Designated Purchaser”.

(b)           Pursuant to Section 2.2, Seller shall deliver to Purchaser or, at Purchaser’s election, to the Designated Purchasers and/or the Custodian the documents specified in Exhibit C which shall comprise the Loan File with respect to each related Asset.  Such documents shall, prior to payment for the related Asset pursuant to Section 2.1(c) below, be held by the Custodian as bailee for Seller pursuant to a fully executed bailment agreement to be executed by and among Purchaser, Seller and the Custodian.  Upon payment of the Purchase Price pursuant to Section 2.1(c) below, Seller shall release each of the Loan Files to Purchaser and the legal and beneficial ownership of each of the documents comprising the Loan File with respect to such Asset is and shall be vested in Purchaser, and the ownership of all records and documents with respect to such Asset prepared by or which come into the possession of Seller or any agent or designee thereof shall immediately vest in Purchaser.

(c)           Subject to adjustment as provided herein, the purchase price (the “Purchase Price”) to be paid by or on behalf of Purchaser to Seller for the Assets shall be an amount equal to the sum of Two Hundred Thousand and 00/100 Dollars ($200,000.000) (“Additional Consideration”) (which will not be allocated to any Asset under Section 2.1(f)) and the product of (x) the aggregate Cut-off Date Principal Balance and (y) the purchase rate set forth on Exhibit F.  Seller, simultaneously with the payment of the Purchase Price on the Closing Date, shall execute and deliver to each Designated Purchaser an Assignment and Conveyance with respect to the related Assets in the form attached hereto as Exhibit B.  Seller shall advise Purchaser in writing at least one (1) Business Day prior to the Closing Date of the account to which such funds are to be wired.  The Purchase Price shall be adjusted in accordance with the following:

(i)          With respect to Current Loans, Seller is entitled to (A) all regularly scheduled payments of principal on the Loans (i.e., excluding any payments resulting from a liquidation of collateral, any voluntary prepayment as well as any prepayment penalty or premium associated therewith) that are collected prior to the Closing Date, (B) all payments of interest that represent interest accruing on the Loans and all late charges and other fees that are collected prior to the Closing Date, and (C) unpaid interest which accrued prior to the Closing Date.

(ii)         With respect to any principal payment received by Seller pursuant to clause (A) of Section 2.1(c)(i), (x) the Cut-off Date Principal Balance for the applicable Current Loan shall be reduced dollar-for-dollar by the amount of such principal payment, and (y) the Purchase Price shall be re-calculated incorporating the reduced Cut-off Date Principal Balance.  With respect to the accrued but unpaid interest owing to Seller pursuant to clause (C) of Section 2.1(c)(i), the Purchase Price shall be increased on a dollar-for-dollar basis for any Current Loan by the amount of the unpaid interest on such Current Loan; provided that Purchaser shall not pay more than thirty (30) days interest with respect to any Current Loan.

(iii)        If Seller, between the Cut-Off Date and the Closing Date, shall make (A) a scheduled advance of loan proceeds which is required under the express provisions of a Current Loan which advances when combined with the outstanding balance on the Cut-Off Date, must not exceed the face principal amount of such Current Loan, (B) any Servicing Advances (to the extent permitted by Section 6.2(b)(vi)) with respect to any of the Assets (it being understood that Seller is responsible for all Servicing Advances made and/or incurred prior to the Cut-off Date), or (C) if Purchaser consents in writing to any other discretionary advance made with respect to any Loan, then Purchaser shall reimburse Seller for such advances made on a dollar-for-dollar basis pursuant to an adjustment of the Purchase Price.

Three (3) Business Days prior to the Closing Date, Seller shall deliver or cause to be delivered to Purchaser a detailed list of all adjustments to the Purchase Price to date by Asset, and within three (3) Business Days following the Closing Date, Seller shall deliver or cause to be delivered to Purchaser a detailed list of all additional adjustments to the Purchase Price through the Closing Date by Asset.  For a  period of three (3) Business Days following the Closing Date, with respect to any Asset referenced on the Exception Schedule as having been subject to a partial release of collateral and delineated with an asterisk (“*”), Seller and Purchaser shall mutually cooperate to (i) verify that the partial release was recorded in public filings prior to the Cut-Off Date, (ii) verify such release was not inconsistent with any asset summary reports or electronic data tapes provided by Seller to Purchaser at any time, and (iii) verify documentation relating to such partial release was in Seller’s data site / data room prior to the date in which Seller submitted its bid to purchase the Assets.   If the foregoing cannot be verified and agreed upon in writing as described above, then the exception with respect to such Asset shall not be deemed to qualify the representations and warranties set forth on Exhibits D-1 and D-2, notwithstanding its inclusion on Exhibit E.

For illustration purposes, an example of the calculation of and adjustments to the Purchase Price is set forth on the attached Exhibit F.

Except as otherwise set forth herein, from and after the Cut-off Date Purchaser shall be entitled to all payments of principal and interest on the Loans and all other collections on the Assets, including, but not limited to, all negative accruals and pre-paid interest.  To the extent an Asset is acquired directly by a Designated Purchaser, Purchaser shall pay, or cause to be paid, any funds payable to Seller and Seller may remit any funds to Purchaser for remittance to such Designated Purchaser.  In all such cases, Purchaser shall operate as an agent for such Designated Purchaser and any rights exercisable with respect to an Asset by either Purchaser or such Designated Purchaser shall be exercised by Purchaser for all purposes hereof.

(d)           As of the Closing Date, Purchaser shall be entitled to, and Seller shall hold in trust for Purchaser, all loan pay-off proceeds, condemnation proceeds, insurance proceeds, proceeds from sales to third parties at foreclosure sales, net proceeds from sale of REO Properties and any other funds or recoveries on the Assets received after the Cut-off Date, which at Purchaser’s option shall be either (i) applied to the Purchase Price on the Closing Date or (ii) paid to Purchaser on the Servicing Transfer Date.

(e)           On the Servicing Transfer Date, Seller shall remit to Purchaser to the accounts designated in writing by Purchaser with respect to the related Loans the positive Escrow Balances maintained for the Obligors and any suspense funds and all other similar amounts held by Seller; provided, that negative Escrow Balances in any account shall not be offset against positive Escrow Balances in any other accounts.  Any payments required to be made by Seller pursuant to this Section 2.1(e) shall be made by wire transfer of immediately available funds.

(f)           Within three (3) Business Days after the Closing Date, Purchaser shall deliver to Seller a schedule that allocates the Purchase Price (expressly excluding any Additional Consideration which will not be allocated to any Asset) to each Asset on a relationship level, based on the borrower relationships identified by Seller (the “Purchase Price Allocation”).  The Purchase Price Allocation shall list (i) the relationship identification number provided by Seller, (ii) the aggregate Cut-off Date Principal Balance of the Assets with respect to such relationship, (iii) the percentage of par used to calculate the purchase price with respect to the Assets associated with such relationship, and (iv) the resulting purchase price for such Assets.

Section 2.2.   Delivery of Loan Files

Seller shall, at least three (3) Business Days prior to the Closing Date, deliver or cause to be delivered to Purchaser or, at Purchaser’s election, the Designated Purchasers or the Custodian the Loan Files with respect to the Assets as set forth on Exhibit C hereto.  In the event that any Loan Documents are in the possession of a foreclosure attorney, a bailee letter from such foreclosure attorney and copies of such Loan Documents shall be acceptable in lieu of the delivery of the Loan Files as required pursuant to the prior sentence.  Following the Closing Date, Seller shall forward to Purchaser any additional Loan Documents that come into Seller’s possession.

Section 2.3.   Conveyance of REO Properties.

The provisions of this Section 2.3 apply to the conveyance of any REO Property as part of the Assets (including any Mortgaged Property that becomes REO Property prior to the Closing Date).

(a)           Title and Deed.  On the Closing Date, each REO Property shall be conveyed by a deed containing only those certain representations and/or warranties that are contained in a deed of special warranty in the State of South Carolina, or the equivalent thereof in the applicable state where such REO Property is located (each, a “Deed” and, collectively, the “Deeds”), the form of which shall be reasonably agreed upon by Seller and Purchaser, which Deed shall convey the REO Property to Purchaser, subject only to Permitted Exceptions.

(b)           Fixtures and Personalty.  Included in the sale of each REO Property are all of Seller’s right, title and interest in the fixtures used in connection therewith, including, if any, all carpeting, floor coverings, drapery rods, venetian blinds, window shades, window coverings, screens, screen doors, storm windows and doors, awnings, shutters, furnaces, heaters, heating equipment, stoves, ranges, refrigerators, dishwashers, microwave ovens, washers, dryers, other appliances, oil and gas burners and fixtures appurtenant thereto, hot water heaters, plumbing and bathroom fixtures, electric and other lighting fixtures, mantels, fences, gates, trees, shrubs, plants, air conditioning equipment, ventilators, furniture, equipment and supplies relating to such REO Property, together with any other intangible property owned or controlled by Seller in connection therewith, including, without limitation, all engineering and design plans and specifications, marketing reports, licenses, franchises, permits, zoning rights, density rights, impact fee credits, entitlements, approvals, development orders, bonds posted in connection with the completion of improvements and/or infrastructure and other similar rights.

(c)           Title Insurance; Transfer Expenses.  Purchaser shall pay all title insurance costs (including the premiums for an owner’s policy if Purchaser chooses to obtain such insurance), recording fees in connection with the sale of each REO Property (other than transfer taxes and other costs and expenses as set forth in the following sentence), the cost of a survey or other plan required or desired by Purchaser, and Purchaser’s attorneys’ fees.  Seller and Purchaser shall each pay 50% of any deed tax, mansion tax, transfer tax, deed recording tax or any other comparable tax in connection with the transfer of any REO Property to Purchaser, and each of Seller and Purchaser agrees to indemnify and hold the other harmless from and against any and all claims, liability, costs and expenses arising out of or in connection with the failure of the other to pay their respective 50% shares of all such amounts on a timely basis.

(d)           Possession and Condition of REO Properties.  Full possession of each REO Property, subject to all tenants and occupants as set forth in the rent roll for such REO Property to be delivered by Seller to Purchaser two (2) Business Days prior to the Closing Date, is to be delivered at the time of the delivery of the Deeds, said REO Properties to be then in the same condition as they were when Seller obtained title, reasonable use and wear thereof excepted.  Purchaser shall be entitled to inspect the REO Properties prior to the delivery of the Deeds in order to determine whether the condition thereof complies with the terms of this Agreement.

(e)          Extension to Perfect Title or Make REO Property Conform, etc.  If, on the Closing Date, Seller shall be unable to convey title to any REO Property as required by Section 2.3(a) hereof, or if any REO Property does not conform with the provisions hereof, then Seller shall use commercially reasonable efforts to make title conform to the requirements of this Agreement, or to make the applicable REO Property conform to the provisions hereof, in which event the Closing Date with respect to such REO Property shall be extended for a period of up to ninety (90) days (the “REO Closing Extension”).  Notwithstanding anything to the contrary, Seller’s “reasonable efforts” shall not in any event require Seller to spend in excess of Ten Thousand Dollars ($10,000) per REO Property, including attorneys’ fees.  The covenants set forth in Section 6.1(a) shall be applicable to any such REO Property during the REO Closing Extension.  In the event there is an REO Closing Extension with respect to any REO Property, the closing shall proceed as to the remainder of the Assets and the Purchase Price to be paid on the Closing Date shall be reduced by an amount equal to the Purchase Price allocable to the Loan from which the REO Property arose.  If Seller has timely succeeded in making such REO Property conform to the terms and provisions of this Agreement, then Seller shall give notice to Purchaser and the closing of the sale of such REO Property, for an amount equal to the Purchase Price allocable to the Loan from which the REO Property arose, subject to adjustments and prorations as provided in this Agreement, shall occur seven (7) Business Days thereafter.  If Seller fails to make such REO Property conform, or to fulfill and satisfy all of Seller’s agreements, representations and warranties with respect to such REO Property, then the terms and provisions of Sections 2.3(f) and 2.3(g) shall govern.

(f)           Failure to Perfect Title or Make REO Property Conform, etc.  If, at the expiration of the REO Closing Extension, Seller is unable to convey title that conforms to the requirements of Section 2.3(a), or to make the applicable REO Property conform as required by this Agreement, then, at Purchaser’s option, the obligations of the parties hereto with respect to such REO Property shall cease and this Agreement with respect to such REO Property shall be void without recourse to the parties hereto.

(g)          Purchaser’s Election to Waive.  Notwithstanding any provision above to the contrary, Purchaser shall have the election, at any Closing Date to accept such title as Seller can deliver and/or to accept said REO Property in its/their then condition and to pay the allocable Purchase Price therefor without deduction, in which case Seller shall convey such title.

Section 2.4.   Collateral Assignments

As soon as possible and in any event within fifteen (15) Business Days following the initial Closing Date, Seller shall deliver to Purchaser (i) with respect to any Loan, an original allonge in the form agreed to by the parties for such Loan duly executed by Seller, (ii) with respect to any Loan that is secured by real property, an original individual Assignment of Mortgage for such Loan in form and substance acceptable for recording but not recorded and (iii) with respect to any Loan that is secured by other collateral, a UCC financing statement evidencing the assignment from Seller to Purchaser or such other document as may be reasonably necessary to transfer Seller’s right, title and interest in and to such collateral to Purchaser, together with all possessory collateral held by or on behalf of Seller for such Loan.  In the event that the Loan was acquired by Seller in a merger, the assignment must be by “First Federal Savings and Loan Association of Charleston, successor by merger to [name of predecessor].”

Section 2.5.   Post Closing Correction Statement

Not later than one hundred eighty (180) days after the initial Closing Date, Purchaser shall deliver to Seller a statement setting forth any proposed corrections to the amount of the Purchase Price, together with appropriate documentation relating to such corrections (the “Correction Statement”).  If Purchaser does not receive a written objection from Seller to the proposed Correction Statement within thirty (30) days after Seller’s receipt of the proposed Correction Statement, the proposed Correction Statement shall become the final Correction Statement for all purposes under this Agreement.  If Seller objects to the proposed Correction Statement within such thirty (30) day period, then Seller and Purchaser shall use their reasonable, diligent and good faith efforts to attempt to resolve Seller’s objections to the proposed Correction Statement during the thirty (30) day period following the receipt by Purchaser of Seller’s objection (the “Mediation Period”).  If the parties are unable to agree on a final Correction Statement during the Mediation Period, then as soon as practicable after the expiration of the Mediation Period, but in any event within ten (10) Business Days thereof, the determination of the final Correction Statement shall be submitted for determination by a firm of independent certified public accountants of nationally recognized standing and acceptable to Seller and Purchaser.  Not later than the tenth Business Day following the determination of the final Correction Statement, Purchaser shall pay to Seller, in cash, the amount by which the Purchase Price, as set forth in the final Correction Statement, exceeds the Purchase Price paid at Closing, or, in the alternative, Seller shall pay to Purchaser, in cash, the amount by which the Purchase Price paid at Closing exceeds the Purchase Price as set forth in the final Correction Statement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1.   Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser, as of the date hereof and the Closing Date that:

(a)           Due Organization and Authority.  Seller is a federal savings and loan association,  validly existing, and in good standing under the laws of the United States of America with its main office located in the State of South Carolina.  Seller has the requisite power and authority and legal right to own the Assets, to transfer and convey the Assets to Purchaser, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Seller, all requisite action by Seller has been taken in connection therewith, and (assuming the due authorization, execution and delivery hereof by Purchaser) this Agreement and all agreements executed in connection therewith constitute the valid, legal and binding agreement of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, liquidation, conservatorship, insolvency, reorganization, receivership or moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(b)           No Conflicts.  Neither the transfer of the Assets to Purchaser, nor the execution, delivery or performance of this Agreement by Seller, conflicts or will conflict with, results or will result in a material breach of, or constitutes or will constitute a default under any term or provision of the statute under which Seller is organized, any term or provision of Seller’s organizational documents, any material agreement, contract, instrument or indenture to which Seller is a party or which may be applicable to Seller or any of its assets, or any law, rule, regulation, order, supervisory agreement, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over Seller or its assets, in each case, which materially and adversely affect the ability of Seller to carry out the transactions contemplated by this Agreement.

(c)           Ability to Perform.  Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. Seller is solvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby.  The sale of the Assets is not undertaken to hinder, delay or defraud any of Seller’s creditors.

(d)           No Litigation Pending.  There is no action, suit, proceeding or investigation pending or to the best of Seller’s Knowledge threatened against Seller which, either in any one instance or in the aggregate (i) would prohibit Seller from entering into this Agreement or seek to prevent the sale of the Assets or the consummation of the transactions contemplated by this Agreement or (ii) would otherwise draw into question the validity of this Agreement or the Assets or of any action taken or to be taken in connection with the obligations of Seller contemplated herein, or (iii) would be likely to prohibit or impair materially and adversely affect the performance by Seller of its obligations under, or the validity or enforceability of, this Agreement.

(e)           No Consent Required.  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Seller of or compliance by Seller with this Agreement or the sale of the Assets as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date.

(f)           No Brokers’ Fees.  Other than Sandler O’Neill Mortgage Finance L.P., Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Assets.

Section 3.2.   Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller, as of the date hereof and the Closing Date that:

(a)           Due Organization and Authority.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has the requisite power and authority and legal right to own the Assets, to acquire the Assets from Seller, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Purchaser, all requisite action by Purchaser has been taken in connection therewith, and (assuming the due authorization, execution and delivery hereof by Seller) this Agreement and all agreements executed in connection therewith constitute the valid, legal and binding agreement of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, liquidation, conservatorship, insolvency, reorganization, receivership or moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(b)           No Conflicts.  Neither the acquisition of the Assets from Seller, nor the execution, delivery or performance of this Agreement by Purchaser, conflicts or will conflict with, results or will result in a material breach of, or constitutes or will constitute a default under any term or provision of the statute under which Purchaser is organized, any term or provision of Purchaser’s organizational documents, any material agreement, contract, instrument or indenture to which Purchaser is a party or which may be applicable to Purchaser or any of its assets, or any law, rule, regulation, order, supervisory agreement, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over Purchaser or its assets, in each case, which materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.

(c)           Ability to Perform.  Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. Purchaser is solvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby.

(d)           No Litigation Pending.  There is no action, suit, proceeding or investigation pending or to the best of Purchaser’s knowledge threatened against Purchaser which, either in any one instance or in the aggregate (i) would prohibit Purchaser from entering into this Agreement or seek to prevent the sale of the Assets or the consummation of the transactions contemplated by this Agreement or (ii) would otherwise draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of Purchaser contemplated herein, or (iii) would be likely to prohibit or impair materially and adversely affect the performance by Purchaser of its obligations under, or the validity or enforceability of, this Agreement.

(e)           No Consent Required.  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Purchaser of or compliance by Purchaser with this Agreement or the purchase of the Assets as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date.

Section 3.3.     Representations and Warranties affecting Individual Assets

Seller hereby makes, as of the date hereof and the Closing Date, and with respect to any Asset subject to the provisions of Section 2.3(e)-(g), the date of any sale after any REO Closing Extension, each of the representations and warranties set forth in Exhibits D-1 and D-2.

Section 3.4.    Repurchases

It is understood and agreed that, subject to the provisions of Section 3.5, the representations and warranties set forth in Article III shall survive the sale and delivery of the Assets to Purchaser and shall inure to the benefit of Purchaser and to Designated Purchasers notwithstanding any restrictive or qualified endorsement on any Note or Assignment of Mortgage or any examination or failure to examine any Loan File.  Pursuant to Section 3.5, Purchaser may require that Seller repurchase an Asset from Purchaser as a result of the breach of, or inaccuracy in, certain of the representations and warranties of Seller for an amount equal to the Repurchase Price for that Asset.  Upon completion of such repurchase by Seller, the Purchaser and Seller shall arrange for the reassignment of the repurchased Asset to Seller and the delivery to Seller of any documents held by Purchaser, the applicable Designated Purchaser or the Custodian relating to the repurchased Asset.  In the case of any lien for which an assignment from Seller to Purchaser has been recorded prior to repurchase, Seller shall cause to be prepared an assignment of such lien from Purchaser to Seller, and Purchaser shall within thirty (30) calendar days of Seller’s delivery thereof, execute and deliver same to Seller.

Section 3.5.   Indemnification.

(a)           Survival.  Except as otherwise set forth in this Section 3.5, the representations and warranties of the parties contained in this Agreement and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive until the date that is twelve (12) months following the applicable Closing Date with respect to any Asset; provided, however, that the representations and warranties of the parties contained in Sections 3.1 and 3.2, and Sections (g) and (l) and the first sentence of Section (q) of Exhibit D-1 and Sections (g) and (m) and the first sentence of Section (r) of Exhibit D-2 (collectively, the “Special Representations”) shall survive indefinitely.  The covenants and agreements of the parties contained in this Agreement and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive until the date explicitly specified therein or, if not so specified, indefinitely or until the latest date permitted by applicable law.  Notwithstanding the foregoing, any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Section 3.5 shall survive the time at which it otherwise would terminate if a notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given in writing to the party against whom such indemnification may be sought prior to the expiration of the applicable survival period.

(b)           Indemnification by Seller.  Subject to the terms and conditions of this Section 3.5, Seller shall indemnify, defend and hold harmless Purchaser, each Designated Purchaser and their respective officers, directors, employees and agents from and against all Damages incurred or suffered by such person (whether or not involving a Third Party Claim or a claim solely among the parties) resulting from, in connection with or arising out of:

(i)          any breach of, or inaccuracy in, any representation or warranty of Seller contained in this Agreement;

(ii)         any breach of, or failure to perform, any covenant or agreement of Seller contained in this Agreement;

(iii)        unless the Asset is repurchased pursuant to Section 3.5(f), failure to deliver a document in its original form listed in subsections 1, 2, 3(i) (unless delivered as contemplated by subsection 3(ii) or 3(iii)), 5, 6, 7, or 11 of Exhibit C, but only to the extent Purchaser suffers Damages resulting from Seller’s inability to deliver the document in its original form; or

(iv)        any claim that arises out of or relates to any action, inaction, error, omission, event or condition related to the Assets that occurred or is alleged to have occurred prior to the Servicing Transfer Date.

Purchaser shall be solely entitled to make any claim under this Section 3.5(b) on behalf of itself, any Designated Purchaser and/or their respective officers, directors, employees and agents.

(c)           Indemnification by Purchaser.  Subject to the terms and conditions of this Section 3.5, Purchaser shall indemnify, defend and hold harmless Seller and its affiliates and each of their officers, directors, employees and agents from and against all Damages incurred or suffered by such person (whether or not involving a Third Party Claim or a claim solely among the parties) resulting from, in connection with or arising out of:

(i)          any breach of, or inaccuracy in, any representation or warranty of Purchaser contained in this Agreement;

(ii)         any breach of, or failure to perform, any covenant or agreement of Purchaser contained in this Agreement; or

(iii)        any claim that arises out of or relates to any action, inaction, error, omission, event or condition related to the Assets that occurred or is alleged to have occurred after the Servicing Transfer Date.

Seller shall be solely entitled to make any claim under this Section 3.5(c) on behalf of itself and/or its officers, directors, employees and agents.

(d)           Limits on Indemnification.

(i)          Deductibles for Breaches of Representations and Warranties.  Subject to Section 3.5(d)(ii) and Section 3.5(e), Seller shall not be required to indemnify any indemnified party pursuant to clause (i) of Section 3.5(b) with respect to breaches or inaccuracies of the representations and warranties of Seller, and Purchaser shall not be required to indemnify any indemnified party pursuant to clause (i) of Section 3.5(c) with respect to breaches or inaccuracies of the representations and warranties of Purchaser, unless and until the aggregate amount of Damages incurred or suffered by the indemnified party for such matters exceeds $100,000, and then only to the extent of Damages in excess of such amount.

(ii)        Caps for Breaches of Representations and Warranties.  Subject to the following sentence, the maximum aggregate liability of Seller pursuant to clause (i) of Section 3.5(b), and the maximum aggregate liability of Purchaser pursuant to clause (i) of Section 3.5(c), shall be equal to (A) $7,500,000 for any claims for Damages made under clause (i) of Section 3.5(b) or clause (i) of Section 3.5(c) during a period of six (6) months following the applicable Closing Date (provided that, if any notice(s) of the inaccuracy or breach of any representation(s) or warranty(ies) giving rise to a right of indemnification shall have been given in writing to the party against whom such indemnification may be sought prior to the expiration of such six (6) month period the maximum aggregate liability of the indemnifying party shall be $7,500,000 for such claim(s)); and (B) thereafter, $5,000,000 for any claims for Damages made under clause (i) of Section 3.5(b) or clause (i) of Section 3.5(c).  For the avoidance of doubt, it is the intent of the parties that the maximum aggregate liability for indemnification claims for breaches of representations and warranties, as described in the preceding sentence, shall be reduced from $7,500,000 to $5,000,000 after a period of six months so that claims made after six months would be subject to the lower maximum aggregate liability of $5,000,000.  The limits on indemnification set forth above shall not apply to any indemnification claim resulting from, in connection with or arising out of (i) any fraud or intentional misrepresentation by any party in connection with this Agreement, (ii) any of the matters referred to in Section 3.5(b)(ii), Section 3.5(b)(iii), Section 3.5(c)(ii), or Section 3.5(c)(iii), (iii) any of the matters referred to in Section 3.5(e), or (iv) any claims for Damages made with respect to Special Representations.

(e)           Remedy Limited to Repurchase.  With respect to any breach of, or inaccuracy in, any representations or warranties in Sections (i), (k) and (t) of Exhibit D-1 or Sections (i), (l) and (t) of Exhibit D-2 of this Agreement with respect to any Asset(s), Purchaser may give written notice to Seller of such breach, and Seller shall have the right to cure such breach to the reasonable satisfaction of Purchaser during a period of seventy-five (75) days after receipt of such notice. In the event Seller fails to cure such breach to the reasonable satisfaction of Purchaser within such seventy-five (75) day period, Seller shall repurchase such Asset(s) (and, at the option of Purchaser, any Related Asset(s)) at the Repurchase Price (such repurchase to be as-is and without any recourse or representation of any kind by Purchaser, and Seller shall be responsible for and pay when due and payable, all transfer, filing and recording fees and taxes, costs and expenses and any state or county documentary taxes, if any, arising out of or in connection with each such repurchase).  In the event that any other Loan or group of Loans that is not a Related Asset has one or more common Obligors or has an Obligor that is controlled by, controls or is under common control with any Obligor under any Loan repurchased by Seller pursuant to this Section 3.5(e) or Section 3.5(f), unless and until such other Loan(s) has/have been indefeasibly paid in full or otherwise satisfied in Purchaser’s discretion, Seller hereby agrees as follows:

(i)	Seller shall be entitled to net proceeds received from the liquidation of collateral securing the repurchased Loan as of the Closing Date;

(ii)
Seller’s rights to collect amounts in excess of the amounts set forth in clause (i) from such Obligor shall be fully subordinate to any indebtedness owed to or claims made by Purchaser and no property or assets of such Obligor (other than collateral securing the repurchased Loan as of the Closing Date) shall be applied against the repurchased Loan;

(iii)
Seller will not commence any action or proceeding against such Obligor, or join with any creditor (unless the Purchaser shall so join) in bringing any proceeding against such Obligor under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of the federal or any state government;

(iv)	Seller will not obtain or otherwise acquire or accept any lien on any property or assets of such Obligor;

(v)
other than collateral securing the repurchased Loan as of the Closing Date, Seller will not commence any action or proceeding with respect to any property or assets of such Obligor, will not take possession of, sell, or dispose of any property or assets of such Obligor, and will not exercise or enforce any right or remedy available to Seller with respect to any property or assets of such Obligor;

(vi)
if Seller receives any payment in respect of such repurchased Loan that Seller is not entitled to receive under the provisions of this Section 3.5(e), Seller will hold the amount so received in trust for Purchaser and will forthwith turn over such payment to Purchaser in the form received (except for the endorsement of Seller where necessary) for application to such other Loan(s), in such manner of application as Purchaser may deem appropriate;

(vii)
if Seller exercises any right of setoff (other than against collateral securing the repurchased Loan as of the Closing Date) or takes any other action which Seller is not permitted to exercise or take under the provisions of this Agreement in respect of such repurchased Loan, Seller will promptly pay over to Purchaser, in immediately available funds, an amount equal to the amount of the claims or obligations so offset or an amount equal to any amount recovered from any such action, as applicable; and

(viii)
if Seller fails to make any endorsement required under this Agreement, Purchaser is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for Seller to make such endorsement in Seller’s name.  The turnover of any prohibited payments by Seller to Purchaser pursuant to this Section 3.5(e) shall not limit or restrict any other claims, actions, rights or remedies which Purchaser may have against Seller as a result of Seller’s exercising any right or taking any action which is not permitted under the terms of this Section 3.5(e).

The repurchase of the Asset and any Related Asset(s) shall be the sole remedy for the breach of, or inaccuracy in, any representations or warranties specified in the first sentence of this Section 3.5(e) of this Agreement; provided, however, that Purchaser may elect to exercise either the remedy set forth in Section 3.5(b) or this Section 3.5(e), with respect to Seller’s breach of Section (t) of Exhibit D-1 or Section (t) of Exhibit D-2 of this Agreement.

(f)           Missing Documentation.  Purchaser shall have a period of one hundred fifty (150) days following the Closing Date to notify Seller of the failure to deliver any document that was required to have been included in the Loan Files, and Seller shall have the right to cure such failure to the reasonable satisfaction of Purchaser during a period of forty-five (45) days after receipt of such notice and/or Seller and Purchaser shall use their commercially reasonable efforts to negotiate a mutually acceptable adjustment to the Purchase Price with respect to the relevant Asset.  Unless a document in its original form is required to enforce any rights of Purchaser thereunder or otherwise with respect to an Asset and without limiting Purchaser’s rights pursuant to Section 3.5(b)(iii), the delivery of a true and correct copy of the missing document required to have been included in the Loan Files in its original form together with an affidavit of lost document, in a form reasonably satisfactory to Purchaser, shall be deemed an acceptable cure to Seller’s failure to deliver such document.  With respect to the failure to deliver any document listed in subsections 1-12, 15, 18, 19, 21 and 25 of Exhibit C, in the event that Seller shall not cure such failure to the reasonable satisfaction of Purchaser or Seller and Purchaser shall not mutually agree on an adjustment to the Purchase Price with respect to relevant Asset during such 45-day period, Seller shall repurchase the relevant Asset(s) (and, at the option of Purchaser, any Related Asset(s)) at the Repurchase Price (such repurchase to be as-is and without any recourse or representation of any kind by Purchaser, and Seller shall be responsible for and pay when due and payable, all transfer, filing and recording fees and taxes, costs and expenses and any state or county documentary taxes, if any, arising out of or in connection with each such repurchase). In the event Purchase fails to notify Seller of any missing documentation within such one hundred fifty (150) day period, Seller shall have no further liability to Purchaser or its indemnities with respect to any claim for indemnification pursuant to Section 3.5(b)(iii), any breach of, or inaccuracy in, any representations or warranties of Seller contained in this Agreement or any breach of, or failure to perform, any covenant or agreement of Seller contained in this Agreement relating to the absence of any document from the Loan Files.

(g)           Third Party Claim Procedure.

(i)          Notice.  If any indemnified party receives notice of the assertion of any claim or the commencement of any action by a third party in respect of which indemnification shall be sought hereunder (a “Third Party Claim”), the indemnified party shall give the indemnifying party prompt notice (a “Claim Notice”) describing in reasonable detail the Third Party Claim and, if ascertainable, the amount in dispute under the Third Party Claim; provided, however, that the failure of the indemnified party to give a Claim Notice shall not relieve the indemnifying party of its obligations to provide indemnification hereunder except to the extent (and only to the extent) that the indemnifying party shall have been materially and adversely prejudiced by such failure.

(ii)          Defense.  In the event of a Third Party Claim, the indemnifying party shall have the right to elect to conduct and control the defense, compromise or settlement of such Third Party Claim, with counsel of its choice reasonably acceptable to the indemnified party and at the indemnifying party’s sole cost and expense, if the indemnifying party (i) has acknowledged and agreed in writing that, if the same is adversely determined, the indemnifying party shall provide indemnification to the indemnified party in respect thereof, and (ii) if requested by the indemnified party, has provided evidence reasonably satisfactory to the indemnified party of the indemnifying party’s financial ability to pay any Damages resulting from the Third Party Claim; provided, however, that the indemnified party may participate therein through separate counsel chosen by it and at its sole cost and expense.

(iii)         Cooperation.  From and after delivery of a Claim Notice of a Third Party Claim, the indemnifying party and the indemnified party shall, and shall cause their respective affiliates and representatives to, cooperate in connection with the defense or prosecution of such Third Party Claim, including furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the indemnifying party or the indemnified party in connection therewith.  In addition, the party controlling the defense of any Third Party Claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

(iv)         Settlement Limitations.  Except as set forth below, no Third Party Claim may be settled or compromised (i) by the indemnified party without the prior written consent of the indemnifying party or (ii) by the indemnifying party without the prior written consent of the indemnified party, in each case which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, the indemnifying party shall have the right to consent to the entry of a judgment or enter into a settlement with respect to any Third Party Claim without the prior written consent of the indemnified party if the judgment or settlement (i) involves only the payment of money damages (all of which will be paid in full by the indemnifying party concurrently with the effectiveness thereof) and (ii) includes, as a condition to any settlement or other resolution, a complete and irrevocable release of the indemnified party from all liability in respect of such Third Party Claim.

(h)           Exclusive Remedy.  Except for remedies for injunctive or equitable relief, claims for fraud or intentional misrepresentation or as otherwise expressly provided in this Agreement, if a Closing Date occurs, the indemnification rights set forth in this Section 3.5 shall be the sole and exclusive remedy for any claim arising out of this Agreement.

ARTICLE IV

CONFIDENTIALITY

Section 4.1.   Confidentiality

Seller and Purchaser each hereby agrees to fully comply with all applicable laws, rules and regulations governing the confidentiality of any information acquired from or concerning the Obligors.  Seller shall not communicate, divulge or disclose (i) the price paid by Purchaser for any individual Asset or group(s) of less-than-all of the Assets, or (ii) any discount, write-down, write-off, reduction or difference from the unpaid principal balance of any individual Asset or group(s) of less than all of the Assets or Seller’s net book value of any individual Asset or group(s) of less than all of the Assets and the Purchase Price for any individual Asset or group(s) of less than all of the Assets, whether directly or through readily-identifiable similar disclosures (i.e. by disclosing both the Purchase Price and the unpaid principal balance or net book value of any individual Asset or group(s) of less than all of the Assets) in a single or related disclosure(s).  The foregoing shall not prohibit Seller from disclosing the aggregate Purchase Price in press releases, registration statement, periodic report or other documents filed with the Securities and Exchange Commission or state securities agency. Seller and Purchaser (and each employee, representative or other agent of any of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of transactions covered by this Agreement and all materials of any kind (including opinions or other tax analyses but excluding this Agreement) that are provided to any of the foregoing parties relating to such tax treatment and tax structure.

ARTICLE V

CLOSING CONDITIONS

The closing for the purchase and sale of the Assets identified on the Asset Schedule pursuant to Section 2.1(a) of this Agreement shall take place on the Closing Date.  The obligation of Purchaser to purchase each Asset shall be subject to other conditions set forth in this Article V.

Section 5.1.   Closing Date Documents

On the Closing Date, Purchaser and Seller each shall furnish to the other (or to a mutually agreed upon escrow agent) fully executed counterparts of each of the following documents:

(a)           two fully executed counterparts of this Agreement;

(b)           two fully executed counterparts of each Assignment and Conveyance for each  Designated Purchaser;

(c)           fully executed original Power of Attorneys in form and substance reasonably acceptable to Purchaser and Seller;

(d)           executed settlement statements for Designated Purchaser in form and substance reasonably acceptable to Purchaser and Seller; and

(e)           a true and correct electronic copy of the Data Tape in form and substance reasonably acceptable to Purchaser and Seller.

Section 5.2.   Compliance with Conditions

All other terms and conditions of this Agreement shall have been complied with in all material respects.  Purchaser’s obligation to purchase any Asset shall be subject to the condition that the representations and warranties of Seller as of the date of this Agreement and as of the Closing Date shall be true and correct in all material respects with respect to Seller and such Asset as of such date.  Seller’s obligation to sell the Assets shall be subject to the condition that the representations and warranties of Purchaser as of the date of this Agreement and as of the Closing Date shall be true and correct in all material respects.

Subject to the foregoing conditions, Purchaser shall pay to Seller on the Closing Date the Purchase Price for the Assets by wire transfer of immediately available funds to the account designated by Seller.

ARTICLE VI

SERVICING; TRANSFER OF SERVICING

Section 6.1.     Servicing of the Assets.

(a)           Subject to the limitations imposed by the terms and conditions of Article VI herein, Seller shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which Seller may deem necessary or desirable, consistent with the terms of this Agreement and Accepted Servicing Practices.  During the period between the Closing Date and the Servicing Transfer Date, Seller shall not, without the prior written consent of Purchaser (i) modify a Loan (including, without limitation, a release of any collateral or any party from liability on or with respect to such Loan), (ii) forgive principal in respect of any Loan, (iii) accept a deed in lieu of foreclosure with respect to any Loan, (iv) conduct any short sale in respect of any Mortgaged Property, (v) commence any foreclosure with respect to any Loan or bankruptcy proceeding against any Obligor, (vi) settle or compromise any condemnation or insurance claim or proceeding, (vii) settle or compromise, or make any offers to settle or compromise, any existing litigation or other proceedings in respect of any of the Loans, or (viii) take any action to materially impair any interest of Seller or Purchaser in the Loans, other than any matters described in clauses (i) through (vii) disclosed in writing to Purchaser prior to the Closing Date.

(b)           On each Servicing Transfer Date, Seller shall remit to Purchaser, by wire transfer of immediately available funds to the account designated by Purchaser any amounts received by Seller with respect to any Asset on or following the Closing Date (including, without limitation, any payments of interest, principal (including prepayments), penalties, premium, recovery, escrowed amounts or the like). Within one (1) Business Day after the Servicing Transfer Date, Seller also shall provide to Purchaser (or its assignees) a remittance and servicing report with respect to collections and other activities relating to the Loans during the Interim Servicing Period, in an electronic format to be mutually agreed by Seller and Purchaser.

(c)           Seller shall manage, conserve, protect and operate the REO Property in accordance with Accepted Servicing Practices. Seller shall not sell or attempt to sell any REO Property without the prior written approval of Purchaser. In the event that Seller or an agent selected by Seller sells an REO Property or receives any rents in connection with the REO Property, the proceeds of sale or rent of the REO Property, as applicable, shall be remitted to Purchaser.

Section 6.2.     Transfer of Servicing.

(a)           Transfer of Servicing.  On each Servicing Transfer Date Seller shall transfer servicing of the related Assets to Purchaser pursuant to the terms of this Agreement and the terms and provisions set forth in the servicing transfer instructions delivered by Purchaser to Seller in writing.  At Purchaser’s option and upon reasonable notice, Seller shall effect the transfer of servicing for the related Assets by means of an electronic file transfer.  All information provided to Purchaser or its designee shall be provided electronically.

(b)           Transfer Procedures.  On each Servicing Transfer Date and otherwise during the Interim Servicing Period, Seller shall, at its cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Assets to Purchaser, or its designee, including but not limited to the following:

(i)          Notice to Obligors.  As soon as practicable following the Closing Date and in any event within ten (10) Business Days of the Closing Date, Seller shall mail to the Obligor of each related Loan a letter advising such Obligor of the transfer of the ownership and servicing of the related Loan to Purchaser, or its designee, and in the case of each Serviced Loan, in accordance with the Cranston-Gonzales National Affordable Housing Act of 1990, as amended, and other applicable law; provided, however, that the content and format of the letter shall have the prior approval of Purchaser.  Seller shall provide Purchaser with copies of all such notices no later than the Servicing Transfer Date.  Such letter shall include the name and address of Purchaser's servicer, the address to which all payment due under the Loan should be sent and such other matters as Purchaser shall advise.

(ii)          Notice to Insurance Companies.  Seller shall inform all hazard, flood, earthquake, private mortgage and any other insurance companies and/or their agents providing insurance with respect to any Asset of the transfer and request a change in the loss payee mortgage endorsement clause to Purchaser’s or its designee’s name and provide a copy thereof to Purchaser as soon as possible after the Servicing Transfer Date.  With respect to each Loan which is covered by a force placed insurance policy, Seller shall cause such policy to be canceled as of the Servicing Transfer Date.

(iii)          Tax Service Contracts.  To the extent permitted by the service contract vendor, Seller shall transfer all transferable life-of-loan real estate tax service contracts on the Assets to the extent such contracts are in place, and shall assign and transfer all such contracts to Purchaser or its designee at no expense to Purchaser and shall provide copies thereof to Purchaser as soon as possible after the Servicing Transfer Date.

(iv)          Delivery of Servicing Records.  Within ten (10) Business Days after each Servicing Transfer Date, Seller shall deliver to Purchaser or its designee updated Asset information which reflects the status of payments, balances and other pertinent information on the Assets as of the Servicing Transfer Date (such information shall include, but not be limited to, comprehensive tax and insurance information for each Asset, identifying payee, payee address, next payment Due Date, next amount payable, policy number/parcel number, and other data fields requested by Purchaser from Seller).  Seller shall also deliver to Purchaser or its designee within fifteen (15) calendar days prior to the Servicing Transfer Date preliminary records which shall include all computer files maintained by Seller with respect to the Assets, shall include electronic trial balance reports and schedules if requested and, as reasonably required by Purchaser or its designee, shall be in a format and storage medium acceptable for conversion to Purchaser’s or its designee’s servicing computer system.

(v)          Escrow Payments.  Within ten (10) Business Days following the Servicing Transfer Date, Seller shall provide Purchaser with an accounting statement, in electronic format acceptable to Purchaser, of Escrow Balances, Escrow Payments, suspense balances and other payments, for taxes, governmental assessments, insurance premiums, security deposits, water, sewer and municipal charges sufficient to enable Purchaser to reconcile the amount of such payment with the accounts of the related Loans.  Additionally, Seller shall wire transfer to Purchaser the amount of any agency, trustee or prepaid Loan payments and all other similar amounts held by Seller on the Servicing Transfer Date and, if Seller receives such amounts after the Servicing Transfer Date, within ten (10) Business Days of Seller’s receipt of such amounts.

(vi)          Servicing Advances.  From and after the Cut-off Date, with respect to all Assets, Seller has and shall make Servicing Advances in accordance with Accepted Servicing Practices; provided, however that Purchaser shall not be obligated to reimburse Seller, and Seller shall not be obligated to make, any Servicing Advance in excess of $1,000 (other than for property taxes, forced place insurance and emergency items) without the prior written consent of Purchaser, which shall be deemed to have been granted if Purchaser shall not have replied to Seller’s request to make the Servicing Advance within ten (10) Business Days of the request by Seller.  Notwithstanding the forgoing proviso, Seller shall advance, and Purchaser shall be obligated to reimburse Seller for, any Servicing Advances to the extent that they related to the payment of taxes, assessments and any insurance premiums relating to the Mortgaged Property or REO Property and any Servicing Advances required for the preservation and protection of any Mortgaged Property or REO Property in the event of any emergency if and to the extent it is not reasonably practical to obtain Purchaser’s consent prior to making such advances.

(vii)          Documentation of Expenses.  On the Servicing Transfer Date, Seller shall provide Purchaser, or its designee, with copies of all receipts, invoices and bills pertaining to foreclosure expenses, attorney’s fees, bankruptcy fees and other Servicing Advances along with a loan level report providing detail on each expense paid by Seller.  In addition, Seller shall forward on a weekly basis all receipts, invoices and bills pertaining to foreclosure expenses, attorney’s fees, bankruptcy fees and other Servicing Advances, received by Seller after the Servicing Transfer Date.  Purchaser shall reimburse Seller for any Servicing Advances incurred during the Interim Servicing Period in accordance with this Section 6.2(b)(vi) within ten (10) Business Days of receipt of the documentation related to such Servicing Advances; provided, that such documentation relates to work performed during the Interim Servicing Period.

(viii)       Payments Received Prior to the Servicing Transfer Date.  Prior to the Servicing Transfer Date Seller shall cause all payments received by Seller on each related Asset to be properly applied to the account of the particular Obligor.  Any unapplied funds and suspense payments shall be wire transferred to Purchaser on the Servicing Transfer Date and shall be applied by Purchaser as deemed appropriate in Purchaser’s sole discretion.  In the event the Servicing Transfer Date is more than thirty (30) days following the Closing Date, in addition to such Servicing Transfer Date payment, Seller shall remit to Purchaser on the fifth (5th) Business Day of each month all amounts received with respect to the Assets which have not previously been remitted.

(ix)          Payments Received after the Servicing Transfer Date.  The amount of any related Monthly Payments received by Seller after the Servicing Transfer Date shall be forwarded to Purchaser by overnight mail on the date of receipt.  Seller shall notify Purchaser of the particulars of the payment, which notification requirement shall be satisfied if Seller forwards with its payment sufficient information to permit appropriate processing of the payment by Purchaser and shall provide necessary and appropriate legal application of such payments which shall include, but not be limited to, endorsement of such payment to Purchaser or equivalent substitute payment with the particulars of the payment such as the account number, dollar amount, date received and any special Obligor application instructions.

(x)          Insurance Premiums.  Seller shall pay all Servicing Advances in respect of private mortgage insurance premiums and all hazard, flood, earthquake and other insurance premiums for insurance covering any of the Assets for which bills have been received by Seller prior to the Servicing Transfer Date, and Seller shall be reimbursed for any such Servicing Advances for insurance premiums in accordance with the procedures set forth in Section 6.2(b)(vi).  Seller shall send to Purchaser’s designee any bills received by Seller on or after the Servicing Transfer Date.

(xi)          Real Estate Taxes.  Seller acknowledges its liability for all real estate taxes, water and sewer rents, ground rents, leasehold payments, condominium charges, homeowner’s association charges, municipal charges, assessments and other charges affecting the Mortgaged Properties (collectively, the “Taxes”) through the Cut-off Date only, and any interest and penalties due thereon, whether or not such Taxes are (i) due and payable as of the Cut-off Date, (ii) delinquent as of the Cut-off Date or (iii) billed as of the Cut-off Date.  Purchaser shall be liable for all Taxes on the related Mortgaged Properties accruing after the Cut-off Date.  Taxes paid by Seller (other than from an Escrow Balance) prior to the Cut-off Date with respect to periods that extend beyond the Cut-off Date shall be prorated and adjusted as of the Cut-off Date.  If any Loan has a positive Escrow Balance after the Closing Date, Seller shall transfer such Escrow Balance to Purchaser.  Within ten (10) Business Days of Purchaser’s delivery to Seller of a Tax Adjustment Request (defined herein), Seller shall pay to Purchaser any adjustments of the Taxes requested therein.  A “Tax Adjustment Request” is a written request by Purchaser to Seller with a calculation of the Tax adjustment pursuant to the terms of this Section 6.2(b)(xi) and a request for Seller to pay the Tax adjustment amount. The failure of Seller to pay the Tax adjustment within the time period specified herein shall be deemed to be a breach hereunder and shall entitle Purchaser to exercise the remedies set forth in Article 3 hereof.

(xii)     Delivery of Other Information.  No later than ten (10) Business Days after the Servicing Transfer Date, Seller shall deliver to Purchaser or its designee copies of all cut-off or accounting reports relating to the Assets as of the Servicing Transfer Date, including a trial balance and reports of collections, delinquencies, prepayments, curtailments, Escrow Payments, Escrow Balances, partial payments, partial payment balances and other like information on the Assets.  Seller shall deliver to Purchaser or its designee any correspondence received by Seller relating to the Assets after the Servicing Transfer Date, such as tax bills, insurance bills, borrower letters and the like.  Such items shall be forwarded to Purchaser or its designee within five (5) Business Days following the day on which the correspondence is received by Seller.  The correspondence shall be forwarded to Purchaser or its designee via overnight courier for the first sixty (60) days subsequent to the Servicing Transfer Date and via regular mail thereafter.

(xiii)    Misapplied Payments.  Misapplied payments shall be processed as follows:

(A)           All parties shall cooperate in correcting misapplication errors;

(B)           The party receiving notice of a misapplied payment occurring prior to the Servicing Transfer Date and discovered after the Servicing Transfer Date shall immediately notify the other party;

(C)           If a misapplied payment which occurred after the Cut-off Date but prior to the Servicing Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a custodial account or Escrow Balance, Seller shall be liable for the amount of such shortage.  Seller shall reimburse Purchaser for the amount of such shortage within ten (10) Business Days after receipt of written demand therefor from Purchaser;

(D)           If a misapplied payment which occurred prior to the Servicing Transfer Date has created an incorrect Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party disadvantaged by the incorrect payment application within ten (10) Business Days after notice therefor by the other party; and

(E)           Any check issued hereunder shall be accompanied by a statement indicating the Seller and/or Purchaser Asset identification number and an explanation of the allocation of any such payments.

(xiv)    IRS Forms.  Seller shall file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed for the period from January 1 of the year in which the Servicing Transfer Date occurs through the Servicing Transfer Date in relation to the servicing and ownership of the Loans.  Seller shall provide copies of such forms to Purchaser upon request.  Seller shall mail year-end statements reporting interest income and interest expense statements to the Obligors for the period from January 1 of the year in which the Servicing Transfer Date occurs through the Servicing Transfer Date.

(xv)     Loans in Litigation.  On or prior to the Servicing Transfer Date Seller shall:

(A)           deliver written notification to Purchaser, pursuant to Section 7.5, of the Loans in litigation on the Servicing Transfer Date including the names, addresses, telephone numbers and e-mail addresses of all parties involved in such litigation and Seller shall deliver to Purchaser all documents related to such litigation.

(B)           notify the clerk of the court and all counsel of record involved in such litigation that ownership of the Loan in question has been transferred from Seller to Purchaser.

(C)           through its attorney, if requested by Purchaser and in cooperation with Purchaser’s attorney, file appropriate pleadings with the court that will (i) substitute Purchaser’s attorney for Seller’s attorney, and (ii) remove Seller as a party to the litigation and substitute Purchaser as the real party in interest.  If Seller fails to substitute Purchaser’s attorney for Seller’s attorney or to remove Seller as a party in interest, then Seller shall pay continued legal expenses in such litigation until such time as the substitution is effected.  In no event shall Purchaser be liable for any contingency arrangements of Seller with Seller’s attorneys.

(xvi)   Notice to Attorneys.  On or prior to the Servicing Transfer Date, Seller shall mail to each of Seller’s bankruptcy attorney, Seller’s foreclosure attorney, the Obligor’s attorney and the bankruptcy trustee a letter advising such attorney that Seller has sold the Loan on the Closing Date to Purchaser.  Seller shall provide Purchaser with copies of such letters no later than the Servicing Transfer Date.

(xvii)  Loans in Bankruptcy.  In accordance with Bankruptcy Rule 3001(e), Seller shall take all actions necessary to file, on or prior to the Servicing Transfer Date, (i) proofs of claims in pending bankruptcy cases involving any Loans for which Seller has not already filed a proof of claim, and (ii) evidence of the terms of the purchase of the Loans with the appropriate bankruptcy court in cases in which Seller has filed proofs of claims.  Seller shall prepare and provide to Purchaser on the Servicing Transfer Date, an affidavit and assignment of claim to Purchaser for all Loans that are in bankruptcy as of the Servicing Transfer Date.  In addition to the above, Seller shall provide Purchaser or its designee with the following information to the extent available:  attorney name, address and phone number, foreclosure status, bankruptcy status and bankruptcy case number, filing date and chapter.

(xviii)     Utilities.  With respect to each REO Property, all amounts owed with respect to all (1) utilities furnished to such REO Property and (2) municipal water and sewer charges and other municipal assessments with respect to such REO Property, in each case, attributable to the period prior to the Cut-off Date shall be paid by Seller.  All amounts owed with respect to all (1) utilities furnished to such REO Property and (2) municipal water and sewer charges and other municipal assessments with respect to such REO Property, in each case, attributable to the period on and after the Cut-off Date shall be paid by Purchaser.

(xix)        Real Estate Taxes and Special Assessments.  With respect to each REO Property, real estate taxes and condominium maintenance fees due and payable in the year of the Cut-off Date shall be prorated between Seller and Purchaser on a calendar year basis to the Cut-off Date.  Real estate taxes and condominium maintenance fees payable in the years prior to the year of the Cut-off Date shall be paid by Seller.  Real estate taxes and condominium maintenance fees payable in the years subsequent to the year of the Cut-off Date shall be paid by Purchaser. All installments of special assessments certified for payment with the real estate taxes due and payable in the year of the Cut-off Date shall be prorated between Seller and Purchaser on a calendar year basis to the Cut-off Date. Seller shall pay all installments of special assessments certified for payment with the real estate taxes due and payable in the years prior to the year of the Cut-off Date.

(xx)         Operating Expenses; Repairs and Renovation.  Operating expenses in connection with the REO Properties, including, without limitation, attorneys’ fees, disbursements and costs in connection with eviction and foreclosure and all servicing and REO property management fees, all attributable to the period prior to the Cut-off Date shall be paid by Seller.  Such operating expenses and costs attributable to the period after the Cut-off Date shall be paid by Purchaser. The costs of repairs, renovations and capital improvements to the REO Property shall be allocated based on the start date of such repairs, renovations and capital improvements.  Seller shall pay for any such repairs, renovations and capital improvements which are commenced prior to the Cut-off Date and Purchaser shall pay for any such repairs, renovations and capital improvements which are commenced on or after the Cut-off Date; provided, however, that with respect to any repairs, renovations or capital improvements that were initiated on or after the Cut-off Date and prior to the Cut-off Date, Purchaser may terminate such repairs, renovations or capital improvements on the related Cut-off Date; provided, further, that Seller shall pay the cost of any such repairs, renovations and capital improvements to the date on which such repairs, renovations and capital improvements were terminated.

(xxi)        Hazard Insurance Claims.  With respect to any REO Property that suffers material damage prior to the Cut-off Date, Seller will assign any hazard insurance claims against the applicable insurer to Purchaser and Seller shall deliver to Purchaser any such amounts which are erroneously delivered to Seller; provided, however, that Seller shall have no obligation to assign any hazard insurance claims the proceeds of which have already been used for the repair or restoration of any material damage related to such hazard insurance claim with respect to the related Mortgaged Property.

(xxii)      Security Deposits.  Any security deposits under the leases or in connection with utilities or otherwise, or deposits or down payments under contracts of sale of the REO Property shall not be prorated but will be credited and assigned to Purchaser on the Closing Date and Seller shall notify the lessee or such utility company or otherwise of such transfer of its security deposit.

(xxiii)     Escrow Balances.  On the Closing Date, Seller shall cause all Escrow Balances, if any, provided in connection with a proposed contract of sale for any REO Properties to be transferred to Purchaser.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1.      Amendment

This Agreement may be amended from time to time by Seller and Purchaser solely by written agreement signed by Seller and Purchaser.

Section 7.2.   Governing Law; Jurisdiction

(a)           This Agreement and the interpretation and enforcement thereof shall be governed in accordance with the laws of the State of South Carolina applicable to contracts made and performed within the State of South Carolina but without regard to principles of conflicts of laws.

(b)           Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of and agrees that venue shall be proper in any state or federal court located in the State of South Carolina, and any appellate court thereof, in any action or proceeding arising out of or relating to or connected with this Agreement, or for recognition or enforcement of any judgment.  Each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such courts.  Each of the parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the above-identified courts.  Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 7.3.   General Interpretive Principles

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)          the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)          accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)         references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs, and other subdivisions of this Agreement;

(iv)         a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this Rule shall also apply to Paragraphs and other subdivisions;

(v)         the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi)        the term “include” or “including” shall mean without limitation by reason of enumeration.

Section 7.4.   Reproduction of Documents

This Agreement and all documents relating hereto, including (i) consents, waivers, and modifications which may hereafter be executed and (ii) financial statements, certificates, and other information previously or hereafter furnished, may be reproduced by any electronic, digital, photographic, photostatic, microfilm, microcard, miniature photographic, or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile, or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 7.5.     Notices

All demands, notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if personally delivered, sent by facsimile, mailed by registered mail, postage prepaid or delivered by a nationally recognized overnight courier, to

(i)        in the case of Seller:

First Federal Savings and Loan Association of Charleston
2440 Mall Drive
Charleston, SC 29406

Attention: Robert L. Davis, Corporate Counsel
Telephone: (843) 529-5548
Facsimile:  (843) 529-5884

or such other address as may hereafter be furnished to Purchaser in writing by Seller.

(ii)      in the case of Purchaser:

Low Country Ventures SC, LLC
8500 Normandale Lake Blvd., Suite 1500
Minneapolis, Minnesota 55437
Attn: Legal Department
Telephone: (952) 893-1554
Facsimile:  (952) 893-9613

or such other address as may hereafter be furnished to Seller in writing by Purchaser.

Notwithstanding the foregoing, any demand, notice, consent, waiver or communication may be given by any other means if the parties hereto agree to such alternative means in writing.

Section 7.6.   Severability of Provisions

If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions, or terms of this Agreement or the rights of the parties hereunder.  If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is as nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 7.7.      Exhibits

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 7.8.   Counterparts

This Agreement may be executed in one or more counterparts, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 7.9.   Successors and Assigns

This Agreement shall bind and inure to the benefit of and be enforceable by Seller and Purchaser and the respective successors and assigns of Seller and Purchaser.  Purchaser may, without the consent of Seller, assign this Agreement to any affiliate of Purchaser, assign the rights to acquire any Asset to one or more Designated Purchasers or pledge, encumber or otherwise collaterally assign any of its rights hereunder to any of its lenders.  Upon any such assignment, the entity to whom such assignment is made shall succeed to all rights and obligations of Purchaser under this Agreement to the extent of the related Asset or Assets and this Agreement shall be deemed to be a separate and distinct agreement between Seller and such affiliate of Purchaser, and a separate and distinct agreement between Seller and each other affiliate of Purchaser to the extent of the other related Asset or Loans.  In the event that Purchaser assigns the rights to acquire any Asset to one or more Designated Purchasers, (i) Purchaser shall operate as an agent for such Designated Purchaser and any rights exercisable with respect to an Asset by either Purchaser or such Designated Purchaser shall be exercised by Purchaser for all purposes hereof and (ii) each Designated Purchaser shall be considered an intended third party beneficiary of Purchaser’s rights hereunder with respect to each Asset acquired by such Designated Purchaser. This Agreement shall not be assigned, pledged or hypothecated by Seller to a third party without the consent of Purchaser.

Section 7.10.   Effect of Headings

The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.11.  Other Agreements Superseded; Entire Agreement

This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.  This Agreement, together with any Assignment and Conveyance delivered or entered into pursuant hereto, constitute the entire agreement of the parties with respect to the subject matter hereof.

Section 7.12.  Intention of the Parties

It is the intention of the parties that Purchaser is purchasing, and Seller is selling assets and not a debt instrument of such Seller or other security.  Accordingly, the parties hereto each intend to treat the transaction hereunder for federal income tax purposes as a sale by Seller, and a purchase by Purchaser, of assets.  It is not the intention of the parties that such conveyance be deemed a pledge of assets by Seller or Purchaser or any assignee of Purchaser to secure a debt or other obligation of Seller.

Section 7.13.   Costs

Each party will pay all costs, fees, and expenses incurred, except as otherwise specifically provided herein (including the fees of its attorneys), in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Agreement.  Seller is solely responsible for any payments (whether commission, reimbursement or otherwise) to Sandler O’Neill Mortgage Finance L.P. or any other broker, investment banker, agent or other person engaged by or on behalf of Seller that may be entitled to any commission or compensation in connection with the sale of the Assets.

Seller shall be responsible for the cost of preparing each Assignment of Mortgage in proper form for recordation and for the costs of recordation and filing of each such Assignment of Mortgage by Purchaser.

Section 7.14.  Waiver of Jury Trial

EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

Section 7.15.   Waivers

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

Section 7.16.  Survival of the Agreement

This Agreement includes provisions which the parties hereto intend will remain in effect after the closing of the transaction contemplated by this Agreement.  Accordingly, except as otherwise provided herein, this Agreement shall survive and remain in effect after the Closing Date.

Section 7.17.   Further Assurances

Each party to this Agreement agrees to execute and deliver such instruments and take such actions as the other party may, from time to time, reasonably request to effect the purpose and carry out the terms of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused their names to be signed to this Asset Purchase and Interim Servicing Agreement by their duly authorized respective officers as of the day and year first above written.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHARLESTON, Seller

By:	/s/ Robert L. Davis
Name:	Robert L. Davis
Title:	Exec. V. P./Corporate Counsel

LOW COUNTRY VENTURES SC, LLC,
Purchaser
By: Värde Partners, Inc.
Its: Manager

By:	/s/ Christopher N. Giles
Name:	Christopher N. Giles
Title:	Vice President

Signature Page - Asset Purchase and Interim Servicing Agreement

EXHIBIT A-1

INFORMATION FIELDS TO BE INCLUDED
ON THE ASSET SCHEDULE

(1)	Seller’s Asset identifying number;

(2)	the identity of all borrower(s) (first and last name if the Obligor is an individual) for such Asset;

(3)	the Cut-off Date Principal Balance;

(4)	relationship name and identifier; and

(5)
indication of Asset type (i.e. acquisition, development and construction loan; commercial real estate loan, residential loan; REO asset, etc.). (Assets should be listed on the schedule in groups by Asset type).

A-1-1

EXHIBIT A-2

INFORMATION FIELDS TO BE INCLUDED
ON THE CURRENT LOAN SCHEDULE

(1)	Seller’s Asset identifying number;

(2)	the identity of all borrower(s) (first and last name if the Obligor is an individual) for such Asset;

(3)	the Interest Rate in effect as of the Cut-off Date;

(4)	the Cut-off Date Principal Balance; and

(5)
indication of Asset type (i.e. acquisition, development and construction loan; commercial real estate loan, residential loan; REO asset, etc.). (Assets should be listed on the schedule in groups by Asset type).

A-2-1

SCHEDULE I

ASSET SCHEDULE

I

SCHEDULE II

CURRENT LOAN SCHEDULE

II

EXHIBIT B

ASSIGNMENT AND CONVEYANCE

This Assignment and Conveyance (the “Assignment and Conveyance”), dated October ___, 2011, is made by First Federal Savings and Loan Association of Charleston (“Seller”) pursuant to the terms and conditions of the Asset Purchase and Interim Servicing Agreement, dated as of October __, 2011 (the “Agreement”), between Seller and Low Country Ventures SC, LLC (the “Purchaser”), the provisions of which are incorporated here, as such terms may be modified or supplemented herein.  All capitalized terms shall have the meanings ascribed to them in the Agreement, unless otherwise defined herein.

For good and valuable consideration, as set forth in the Agreement, Seller hereby sells, transfers and assigns to [_________________] as Designated Purchaser all of Seller’s right, title and interest in and to the Assets described on the schedule attached as Schedule I, together with the related Loan Files and Servicing Rights, in accordance with the terms of the Agreement, as such terms may be supplemented or modified by this Assignment and Conveyance.

TO WITNESS THIS, Seller has caused its name to be signed by a duly authorized officer as of the date first written above.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHARLESTON, Seller

By:
Name:
Title:

B-1

SCHEDULE I TO ASSIGNMENT AND CONVEYANCE

All Assets referred to on the attached Schedule I along with, with respect to any REO Property, all of Seller’s right, title and interest in the fixtures used in connection therewith, including, if any, all carpeting, floor coverings, drapery rods, venetian blinds, window shades, window coverings, screens, screen doors, storm windows and doors, awnings, shutters, furnaces, heaters, heating equipment, stoves, ranges, refrigerators, dishwashers, microwave ovens, washers, dryers, other appliances, oil and gas burners and fixtures appurtenant thereto, hot water heaters, plumbing and bathroom fixtures, electric and other lighting fixtures, mantels, fences, gates, trees, shrubs, plants, air conditioning equipment, ventilators, furniture, equipment and supplies relating to such REO Property, together with any other intangible property owned or controlled by Seller in connection therewith, including, without limitation, all engineering and design plans and specifications, marketing reports, licenses, franchises, permits, zoning rights, density rights, impact fee credits, entitlements, approvals, development orders, bonds posted in connection with the completion of improvements and/or infrastructure and other similar rights.

B-2

EXHIBIT C

CONTENTS OF LOAN FILE

With respect to each Loan, the Loan File shall include each of the following items and all amendments thereto:

1.
The original Note, bearing all intervening endorsements, endorsed, “Pay to the order of __________, without recourse” and signed in the name of Seller by an authorized officer, including any riders thereto, or in lieu thereof a lost note affidavit with indemnification with a copy of the lost Note attached thereto, in a form acceptable to Purchaser.  In the event that the Loan was acquired by Seller in a merger, the signature must be in the following form: “First Federal Savings and Loan Association of Charleston, successor by merger to [name of predecessor]”.

2.	The original of any guarantee(s) executed in connection with the Loan, if any.

3.
Except as provided herein, with respect to any Loan that is secured by real property, either: (i) the original recorded Mortgage, including all riders thereto, with recording information thereon, together with a certified true copy of the original power-of-attorney showing the recording information thereon if the Mortgage was executed by an attorney-in-fact; (ii) a certified true copy of the Mortgage, including all riders thereto, and of the power-of-attorney (if applicable) the originals of which have been transmitted for recording, until such time as the originals are returned by the public recording office, or (iii) a copy of the Mortgage, including all riders thereto, certified by the public recording office in those instances where the public recording office retains the original or the original is lost, together with a duplicate original mortgagee’s certificate of title.

4.
True and correct copies of any and all assignments of such Mortgage prior to the date hereof, each with evidence of recording thereon showing Seller as mortgagee or the complete recorded chain of assignment of such Mortgage from origination to Seller; provided, however, that certain recording information will not be available if, as of the Closing Date, Seller has not received the related recorded Mortgage from the recorder’s office.

5.	The original of any letter of credit received as collateral in connection with the Loan, if any.

6.
The original of any security agreement currently in effect (other than a Mortgage) executed in connection with the operative Note and all amendments, modification, supplements and extensions thereof, with all intervening assignments, if any.

7.	The original of any credit agreement or loan agreement currently in effect executed in connection with the operative Note, with all intervening assignments.

8.	Any collateral agreement, stock power or control agreement, duly executed.

9.
To the extent such documents exist, property and casualty insurance policies and declarations, builder’s risk insurance policies, liability insurance policies or additional insured endorsements, earthquake insurance policies, flood insurance policies, pollution legal liability or other environmental insurance policies, and loan or mortgagee title insurance policies.

10.
With respect to any Loan that is secured by real property, the original or a copy of (i) an attorney’s opinion of title and abstract of title the form and substance of which is acceptable to mortgage lending institutions making mortgage loans in the area where the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy of insurance insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage (or lower priority if the Mortgage is identified as such on the Data Tape) in the original principal amount of the Loan.

11.
An original or copy of any assignment of leases, rents and profits, if any, in form suitable for recording or filing in the applicable jurisdictions, and all intervening assignments thereof, in forms suitable for recording or filing in the applicable jurisdictions, from the Seller to the Purchaser, with evidence of the delivery thereof for recording, if any.

12.	Copies of the UCC financing statements, if any, covering any right, interest, document, instrument or property given as security for or in guaranty of the Loan.

13.	A copy of each survey, if any, with respect to the Mortgaged Property referred to in the applicable title insurance policy.

14.	A copy of each original engineer’s report, if any, with respect to the improvements on the applicable Mortgaged Property.

15.	A copy of each original environmental report, if any, with respect to the applicable Mortgaged Property.

16.	A copy of the most recent appraisal with respect to the applicable Mortgaged Property.

17.	A complete loan payment history for the operative Note evidencing such Loan.

18.	A copy of any forbearance or standstill agreements.

19.
With respect to any Loan that is secured by one- to four-family residential real estate, (i) the final and executed settlement statement, and (ii) all final and executed (to the extent execution is required) notices, disclosure statements and similar items required in connection with the origination of a residential mortgage loan pursuant to federal, state and/or local law, rule and/or regulation.

20.	The credit documentation relating to the origination of such Loan.

With respect to each REO Property, the Loan File shall include each of the following items:

21.
Copy of the trustee’s deed, sheriff’s deed or referee’s deed (or equivalent document), with evidence of recording thereon, evidencing the ownership of the related REO Property by Seller (Seller may deliver a copy of the trustee’s deed without recording information thereon if the original is being recorded and Seller delivers a copy with recording information thereon promptly after receipt), including originals of certificates of foreclosure, and such additional documents as are customary in the jurisdiction in which the REO Property is located evidencing ownership of such REO Property by Seller.

22.	Information on the current assigned agent so Purchaser can gain access to the REO Property and/or keys to the REO Property, if any.

23.	Contact details related to the attorney working on any eviction proceedings related to the REO Property, if applicable.

24.	Any documents related to an ongoing eviction proceeding with respect to the REO Property.

25.	Any property management agreements and listing agreements in force as of the Closing Date with respect to the REO Property, if any.

EXHIBIT D-1

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO

RESIDENTIAL MORTGAGE LOANS

With respect to the Assets that are Loans secured by one- to four-family residential real estate, except for the exceptions set forth on the Exception Schedule, attached hereto as Exhibit E, or as otherwise disclosed on the Asset Schedule (provided that (i) all exceptions set forth on the attached Exception Schedule and disclosures on the Asset Schedule must specifically identify the representations to which such exception or disclosure relates by Section number and shall only relate to such Section and (ii) such Exception Schedule and Asset Schedule shall have been delivered to Purchaser at least three (3) Business Days prior to the initial Closing Date), Seller represents and warrants as follows:

(a)           Assets as Described.  The information with respect to each Asset identified on the Asset Schedule and Data Tape is true and correct in all material respects.  The Loan Files and servicing files are, and will be when delivered, true and correct in all material respects and contain all agreements and documents necessary to reflect each Loan.  There is no obligation to advance additional funds to the Obligor.

(b)           No Outstanding Charges.  With respect to each Asset, all taxes, governmental assessments, insurance premiums, condominium charges, homeowner association charges, water, sewer and municipal charges and any other charges which previously became due and owing have been paid, or, with respect to Loans, an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.  None of the Assets have any reserves as of the Closing Date.

(c)           Original Terms Unmodified.  The terms of the Note and Mortgage have not been impaired, waived, altered or modified in any material respect, except by a written instrument which has been recorded, if necessary to protect the interests of Purchaser and which has been delivered to Purchaser or the Custodian (and a copy of which is in the Loan File). No Obligor has been released, in whole or in part, except in connection with an assumption agreement that is part of the Loan File delivered to Purchaser or the Custodian and the terms of which are reflected in the related Asset Schedule and Data Tape.

(d)           No Defenses.  The Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render either the Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, or defense, including without limitation the defense of usury, and except as otherwise disclosed in the Loan File no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

D-1-1

(e)           Hazard and Flood Insurance.  All buildings or other improvements upon the Mortgaged Property or REO Property are insured by an insurer generally acceptable to Fannie Mae and Freddie Mac against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property or REO Property is located in an amount which is at least equal to the lesser of (i) the replacement value of the improvements and (ii) the greater of (A) the outstanding principal balance of the Loan and (B) an amount such that the proceeds thereof shall be sufficient to prevent the Obligor or the loss payee from becoming a co-insurer.  If the Mortgaged Property or REO Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Flood Insurance Administration is in effect with a generally acceptable insurance carrier in an amount representing coverage not less than the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the Loan if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended.  All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid.

(f)           Title Insurance.  Each Mortgage is covered by either (i) an ALTA lender’s title insurance policy or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien of the Mortgage (or lower priority if the Mortgage is identified as such on the Data Tape) in the original principal amount of the Loan, subject only to Permitted Exceptions, or (ii) an attorney’s opinion of title and abstract of title the form and substance of which is acceptable to mortgage lending institutions making mortgage loans in the area where the Mortgaged Property is located.

(g)           Compliance with Consumer Regulations. Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, disclosure laws or predatory and abusive lending laws applicable to the origination of the Loans have been complied with in all material respects.

(h)           No Satisfaction of Mortgage.  The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission. Seller has not waived the performance by the Obligor of any action, if the Obligor’s failure to perform such action would cause the Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Obligor.

D-1-2

(i)            Valid First Lien.  The Mortgage, unless identified on the Data Tape as a lower priority lien, is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property, and all additions, alterations and replacements made at any time with respect to the foregoing.  The lien of the Mortgage is subject only to Permitted Exceptions. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to sell and assign the same to Purchaser.

(j)            Validity of Mortgage Documents; Customary Provisions.  The Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as such enforcement may be limited by anti-deficiency, bankruptcy, insolvency, reorganization, receivership, moratorium, redemption, liquidation or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The Mortgage, together with applicable state law, contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.

(k)           No Fraud.  No error, negligence, misrepresentation, fraud or similar occurrence was committed by any person, including without limitation, the Obligor, any appraiser, any builder or any other party involved (i) in the origination of the Loan, (ii) in the application of any insurance in relation to such Loan, or (iii) in the eviction and/or acquisition of the REO Property.

(l)            Ownership.  Seller is the sole owner of record and holder of the Asset. The Asset is not assigned or pledged, and Seller has good and marketable title thereto, and has full right to transfer and sell the Asset to Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, other than Permitted Exceptions.

(m)          No Bankruptcy; Litigation.  (i) the Mortgaged Property is not subject to any bankruptcy proceeding or foreclosure proceeding and, to the Knowledge of Seller, the Obligor has not filed for protection under applicable bankruptcy laws, (ii) there is no pending litigation involving any Obligor to which Seller or any of Seller’s affiliates is a party with respect to any Asset, and (iii) there are no pending foreclosure proceedings with respect to any Mortgaged Property or any other collateral securing any Loan.

(n)           Deeds of Trust.  In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Obligor.

D-1-3

(o)           No Condemnation Proceedings.  To the Knowledge of Seller, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property or REO Property.

(p)           Mortgaged Property Undamaged.  To the Knowledge of Seller, the Mortgaged Property or REO Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely (i) with respect to Loans, the value of the Mortgaged Property as security for the Loan or (ii) the use for which the premises were intended.

(q)           Collection Practices; Escrow Deposits.  The servicing and collection practices, including with respect to each foreclosure action that has been initiated or suspended, used with respect to the Loan have been in accordance with Accepted Servicing Practices and the terms of the Note.  Any foreclosure actions that have been suspended (or foreclosure actions which have not been initiated) shall not adversely prejudice Purchaser, as mortgagee, upon the resumption or initiation, as applicable, of such foreclosure action.  With respect to Escrow Balances and Escrow Payments, all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item which remains unpaid and which has been assessed but is not yet due and payable.

(r)           Due on Sale.  The Mortgage contains an enforceable provision for the acceleration of the payments of the unpaid principal balance of the Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(s)           Servicemembers Civil Relief Act.  The Obligor has not notified Seller, and Seller has no Knowledge of any relief requested or allowed to the Obligor, under the Servicemembers Civil Relief Act.

(t)           Environmental Matters.  To the Knowledge of Seller, there are no material adverse environmental conditions affecting the Mortgaged Property or REO Property and there exists no violation of any local, state or federal environmental law, rule or regulation. To the Knowledge of Seller, there is no pending action or proceeding directly involving any Mortgaged Property or REO Property in which compliance with any environmental law, rule or regulation is an issue.  No action or omission by or on behalf of Seller has caused a violation of any environmental law, rule or regulation with respect to any Mortgaged Property or REO Property.

D-1-4

(u)           Predatory Lending Regulations.  No Loan is (a) subject to, covered by or in violation of the provisions of the Homeownership and Equity Protection Act of 1994, as amended, (b) a “high cost”, “covered”, “abusive”, “predatory”, or “high risk” mortgage loan (or a similarly designated loan using different terminology) under any federal, state or local law, or any other statute or regulation providing assignee liability to holders of such mortgage loans.

(v)           Patriot Act.  Seller has complied with all applicable anti-money laundering laws and regulations in connection with the origination of the Loan, including without limitation the USA Patriot Act of 2001.

(w)          Actions by Originator.  No material error, negligence, misrepresentation, fraud or similar occurrence was committed by any originator or mortgage broker or any other party involved in the origination of the Loan.

(x)           No MERS Loans.  None of the Assets are listed on the Mortgage Electronic Registration Systems (MERS).

(y)           Current Loans.  No Loan listed on Schedule II (i) is more than 30 days delinquent as of the Closing Date, (ii) has a Maturity Date that is on or prior to the Closing Date, or (iii) has been brought current with the liquidation of collateral as of the Closing Date.

D-1-5

EXHIBIT D-2

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO

ASSETS OTHER THAN RESIDENTIAL MORTGAGE LOANS

With respect to the Assets that are not Loans secured by one- to four-family residential real estate, except for the exceptions set forth on the Exception Schedule, attached hereto as Exhibit E, or as otherwise disclosed on the Asset Schedule (provided that (i) all exceptions set forth on the Exception Schedule and disclosures on the Asset Schedule must specifically identify the representations to which such exception or disclosure relates by Section number and shall only relate to such Section and (ii) such Exception Schedule and Asset Schedule shall have been delivered to Purchaser at least three (3) Business Days prior to the initial Closing Date), Seller represents and warrants as follows:

(a)           Assets as Described.  The information with respect to each Asset identified on the Asset Schedule and Data Tape is true and correct in all material respects. The Loan Files and servicing files are true and correct in all material respects and contain all agreements and documents necessary to reflect each Loan. There is no obligation to advance additional funds to any Obligor.

(b)           No Outstanding Charges.  With respect to each Asset, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges and any other charges which previously became due and owing have been paid, or, with respect to Loans, an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.  None of the Assets have any reserves as of the Closing Date.

(c)           Original Terms Unmodified.  The terms of the Note and Mortgage have not been impaired, waived, altered or modified in any material respect, except by a written instrument which has been recorded, if necessary to protect the interests of Purchaser and the terms of which are reflected in the related Asset Schedule and Data Tape (and a copy of which is in the Loan File).  No Obligor has been released, in whole or in part, except as documented in the Loan File delivered to Purchaser or the Custodian and the terms of which are reflected in the related Asset Schedule and Data Tape.

(d)           No Defenses.  The Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render either the Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, or defense, including without limitation the defense of usury, and except as otherwise disclosed in the Loan File no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

D-2-1

(e)           Hazard and Flood Insurance.  All buildings or other improvements upon the Mortgaged Property or REO Property are insured by an insurer generally acceptable to similarly situated commercial lenders against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property or REO Property is located in an amount which is at least equal to the lesser of (i) the replacement value of the improvements and (ii) the greater of (A) the outstanding principal balance of the Loan and (B) an amount such that the proceeds thereof shall be sufficient to prevent the Obligor or the loss payee from becoming a co-insurer.  If the Mortgaged Property or REO Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Flood Insurance Administration is in effect with a generally acceptable insurance carrier in an amount representing coverage not less than the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the Loan if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended.  All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid.

(f)           Title Insurance.  Each Mortgage is covered by either (i) an ALTA lender’s title insurance policy or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien of the Mortgage (or lower priority if the Mortgage is identified as such on the Data Tape) in the original principal amount of the Loan, subject only to Permitted Exceptions, or (ii) an attorney’s opinion of title and abstract of title the form and substance of which is acceptable to mortgage lending institutions making mortgage loans in the area where the Mortgaged Property is located.

(g)           Compliance with Consumer Regulations. Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, disclosure laws or predatory and abusive lending laws applicable to the origination of the Loans have been complied with in all material respects.

(h)           No Satisfaction of Mortgage.  The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission. Seller has not waived the performance by the Obligor of any action, if the Obligor’s failure to perform such action would cause the Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Obligor.

D-2-2

(i)           Valid First Lien.  The Mortgage, unless identified on the Data Tape as a lower priority lien, is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property, and all additions, alterations and replacements made at any time with respect to the foregoing.  The lien of the Mortgage is subject only to Permitted Exceptions.  Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to sell and assign the same to Purchaser.

(j)           Validity of Mortgage Documents; Customary Provisions.  The Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as such enforcement may be limited by anti-deficiency, bankruptcy, insolvency, reorganization, receivership, moratorium, redemption, liquidation or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The Mortgage, together with applicable state law, contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.

(k)           Cross-Collateralization.  The Loan is not cross-collateralized or cross-defaulted with any loan other than another Loan.

(l)            No Fraud.  No error, negligence, misrepresentation, fraud or similar occurrence was committed by any person, including without limitation, the Obligor, any appraiser, any builder or any other party involved (i) in the origination of the Loan, (ii) in the application of any insurance in relation to such Loan, or (iii) in the eviction and/or acquisition of the REO Property.

(m)          Ownership.  Seller is the sole owner of record and holder of the Asset. The Asset is not assigned or pledged, and Seller has good and marketable title thereto, and has full right to transfer and sell the Asset to Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, other than Permitted Exceptions.

(n)           No Bankruptcy; Litigation.  (i) the Mortgaged Property is not subject to any bankruptcy proceeding or foreclosure proceeding and, to the Knowledge of Seller, the Obligor has not filed for protection under applicable bankruptcy laws, (ii) there is no pending litigation involving any Obligor to which Seller or any of Seller’s affiliates is a party with respect to any Asset, and (iii) there are no pending foreclosure proceedings with respect to any Mortgaged Property or any other collateral securing any Loan.

(o)           Deeds of Trust.  In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Obligor.

D-2-3

(p)           No Condemnation Proceedings.  To the Knowledge of Seller, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property or REO Property.

(q)           Mortgaged Property Undamaged.  To the Knowledge of Seller, the Mortgaged Property or REO Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely (i) with respect to Loans, the value of the Mortgaged Property as security for the Loan or (ii) the use for which the premises were intended.

(r)            Collection Practices; Escrow Deposits.  The servicing and collection practices, including with respect to each foreclosure action that has been initiated or suspended, used with respect to the Loan have been in accordance with Accepted Servicing Practices and the terms of the Note.  Any foreclosure actions that have been suspended (or foreclosure actions which have not been initiated) shall not adversely prejudice Purchaser, as mortgagee, upon the resumption or initiation, as applicable, of such foreclosure action.  With respect to Escrow Balances and Escrow Payments, all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item which remains unpaid and which has been assessed but is not yet due and payable.

(s)           Due on Sale.  The Mortgage contains an enforceable provision for the acceleration of the payments of the unpaid principal balance of the Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(t)           Environmental Matters.  To the Knowledge of Seller, there are no material adverse environmental conditions affecting the Mortgaged Property or REO Property and there exists no violation of any local, state or federal environmental law, rule or regulation. To the Knowledge of Seller, there is no pending action or proceeding directly involving any Mortgaged Property or REO Property in which compliance with any environmental law, rule or regulation is an issue.  No action or omission by or on behalf of Seller has caused a violation of any environmental law, rule or regulation with respect to any Mortgaged Property or REO Property.

(u)           Patriot Act.  Seller has complied with all applicable anti-money laundering laws and regulations in connection with the origination of the Loan, including without limitation the USA Patriot Act of 2001.

D-2-4

(v)           Leases and Repairs.  Seller has not entered into any leases, licenses or other occupancy agreements affecting any REO Property. Seller has not ordered any work performed at any REO Property that has not been fully paid for.

(w)          Evictions.  Each eviction proceeding relating to an REO Property has been properly commenced and Seller is not aware of any valid defense or counterclaim by anyone with respect thereto.  The REO Property has been serviced and maintained in compliance with all applicable laws and regulations.

(x)           Mechanics’ Liens.  Seller has not performed any work on the REO Property which could give rise to the filing of a mechanics’ or materialmen’s lien or liens in the nature thereof.

(y)           Tenant Lease Agreements.  There are no existing lease agreements with any tenant with respect to the REO Property which are not terminable upon thirty (30) days’ notice to the tenant.

(z)           Contract of Sale.  Seller has not accepted or executed any contract of sale with respect to the REO Property.

(aa)         Actions by Originator.  No material error, negligence, misrepresentation, fraud or similar occurrence was committed by any originator or mortgage broker or any other party involved in the origination of the Loan.

(bb)         Current Loans. No Loan listed on Schedule II (i) is more than 30 days delinquent as of the Closing Date, (ii) has a Maturity Date that is on or prior to the Closing Date, or (iii) has been brought current with the liquidation of collateral as of the Closing Date.

D-2-5

EXHIBIT E
EXCEPTION SCHEDULE

E-1

EXHIBIT F
PURCHASE RATE

Purchase Rate:                0.4151

An example of the calculation of the Purchase Price is attached to this Exhibit F.

F-1

EXHIBIT G
DATA TAPE FIELDS

1.	Borrower Name

2.	Loan #

3.	Net Unpaid Principal Balance $ - Loan Level

4.	Escrow Balance

5.	Status Code – Active, In Bankruptcy or In Foreclosure

6.	Current Interest Rate

7.	Current Payment Amount $ (zero is interest only or single payment or percentage principal, see payment method)

8.	Last Payment Date

9.	Next Due Date

10.	Interest Paid to Date

11.	Current Delinquency Flag

12.	Maturity Date

13.	Interest Method

14.	Payment Method

15.	Cross Collateral (Yes or No)

16.	Cross Collateral Loan #

17.	Cross Defaulted (Yes or No)

18.	Cross Default Loan #

19.	Lien Position – Loan Level

G-1